EXHIBIT 23.3

Consent of Independent Petroleum Engineer

We hereby consent to the use of and reference to our name and report evaluating a portion of Cenovus Energy Inc.’s oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2023, estimated using forecast prices and costs, and the information derived from our report, as described or incorporated by reference in Cenovus Energy Inc.’s registration statement on Form S-8 filed with the United States Securities and Exchange Commission.

Yours truly,

GLJ LTD.

/s/ Jodi L. Anhorn

Jodi L. Anhorn, P. Eng.

President and Chief Executive Officer

Calgary, Alberta

December 20, 2024